EXHIBIT 12.1

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                                       WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                            TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                          (AMOUNTS IN THOUSANDS)


                                                                    Years Ended December 31,
                                                               ----------------------------------
                                                                  2001        2000        1999
                                                               ----------  ----------  ----------
Net income available to common shareholders . . . . . . . . .  $  88,839   $  58,961   $  76,537

Add:
Portion of rents representative of the interest factor. . . .        940         837       1,260
Interest on indebtedness. . . . . . . . . . . . . . . . . . .     54,473      43,190      32,792
Preferred dividends . . . . . . . . . . . . . . . . . . . . .     19,703      20,040      19,593
Amortization of debt cost . . . . . . . . . . . . . . . . . .      1,372         431         359
                                                               ----------  ----------  ----------
    Net income as adjusted. . . . . . . . . . . . . . . . . .  $ 165,327   $ 123,459   $ 130,541
                                                               ==========  ==========  ==========

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . . . . .  $  54,473   $  43,190   $  32,792
Capitalized interest. . . . . . . . . . . . . . . . . . . . .      9,698       4,204       3,037
Preferred dividends . . . . . . . . . . . . . . . . . . . . .     19,703      20,040      19,593
Amortization of debt cost . . . . . . . . . . . . . . . . . .      1,372         431         359
Portion of rents representative of the interest factor. . . .        940         837       1,260
                                                               ----------  ----------  ----------
    Fixed charges . . . . . . . . . . . . . . . . . . . . . .  $  86,186   $  68,702   $  57,041
                                                               ==========  ==========  ==========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . . . .       1.92        1.80        2.29
                                                               ==========  ==========  ==========


Net income available to common shareholders . . . . . . . . .  $  88,839   $  58,961   $  76,537
Depreciation and amortization . . . . . . . . . . . . . . . .     67,803      55,344      49,256
Gain on sales of property . . . . . . . . . . . . . . . . . .     (9,795)       (382)    (20,596)
Extraordinary charge (early retirement of debt) . . . . . . .                                190
                                                               ----------  ----------  ----------
    Funds from operations . . . . . . . . . . . . . . . . . .    146,847     113,923     105,387
Add:
Portion of rents representative of the interest factor. . . .        940         837       1,260
Preferred dividends . . . . . . . . . . . . . . . . . . . . .     19,703      20,040      19,593
Interest on indebtedness. . . . . . . . . . . . . . . . . . .     54,473      43,190      32,792
Amortization of debt cost . . . . . . . . . . . . . . . . . .      1,372         431         359
                                                               ----------  ----------  ----------
    Funds from operations as adjusted . . . . . . . . . . . .  $ 223,335   $ 178,421   $ 159,391
                                                               ==========  ==========  ==========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . .       2.59        2.60        2.79
                                                               ==========  ==========  ==========

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